                                                                    Exhibit 99.1

               Progress Energy Announces Strong Quarterly Results,

                           Reaffirms Year-end Guidance

Highlights:

      . Reports $1.78 EPS, $1.34 before non-operating adjustments due to synthetic fuels

      .   Progress Ventures contributes $0.39 per share for the quarter

      . Unregulated business offsets mild weather, industrial slowdown impact on utilities

      . Reaffirms 2001 guidance of $3.35-$3.45, provides 2002 guidance of $3.90-$4.10

RALEIGH, N.C. (October 24, 2001) - Progress Energy [NYSE: PGN] today reported consolidated net income of $366.4 million, or $1.78 per share of common stock, for the third quarter of 2001. Year-to-date, the company has reported net income of $3.13 per share. The company's synthetic fuel investments create certain adjustments that increased EPS by $0.44 for the quarter and $0.17 year-to-date. When these items are considered, operating earnings were $1.34 per share for the quarter and $2.96 per share for the first nine months of 2001.

"Despite a more challenging economic climate, Progress Energy delivered very strong financial results for the quarter, and we are confident we will meet our 2001 earnings target of $3.35 to $3.45 per share," said William Cavanaugh, chairman, president and CEO, Progress Energy. "It has been less than one year since the combination of CP&L and Florida Progress, and we are very pleased with the results we have seen in integrating the companies," added Cavanaugh. "Today, Progress Energy is more diversified. This diversity and balance have strengthened our ability to consistently deliver solid financial performance."

The Progress Ventures business unit - which participates in the wholesale energy business through fuel extraction, manufacturing and delivery; merchant generation; and energy marketing and trading - contributed $0.39 per share. Of this total, marketing and trading activities on behalf of the utility operating companies contributed $0.09 per share. Year-to-date, Progress Ventures has contributed $1.08 per share on a similar basis.

Progress Energy committed to grow earnings at 7 percent to 8 percent annually from 2001's original earnings target of $3.25 to $3.35 per share. Achieving earnings per share in the $3.90 to $4.10 range for 2002 is consistent with that commitment. In 2002, Progress Energy will benefit from the elimination of goodwill amortization as well as solid growth in its primary businesses. However, the company will face ongoing challenges due to the economic slowdown and other impacts of the aftermath of the events of September 11. "We remain committed to our operating earnings growth target, and we are confident that we can achieve excellent results in 2002," said Cavanaugh.

SIGNIFICANT RECENT DEVELOPMENTS

Florida Rate Case

         In May 2001, the Florida Public Service Commission (FPSC) issued an order initiating a rate case for Florida Power. The calculation of the company's revenue requirements, along with supporting testimony, was filed on September 14, 2001. Additional filings are due October 31, 2001, and November 15, 2001. Hearings are scheduled to begin March 20, 2002, with a final decision expected in July 2002, although the commissioners have encouraged the FPSC staff and the company to negotiate a settlement before then if possible.

Successful Equity Offering

         In August, the company marketed and issued 12.65 million shares. The issuance raised $488 million in net proceeds that were used to retire commercial paper and other short-term debt issued to finance the Florida Progress Corporation (FPC) acquisition and for general corporate purposes. This transaction completed the permanent financing of the FPC acquisition that closed on November 30, 2000.

Progress Ventures Generation

         On February 26, 2001, the company requested approval from the North Carolina Utilities Commission (NCUC) to transfer the Certificates of Public Convenience and Necessity granted to construct electric generating facilities in both Richmond and Rowan counties from CP&L to Progress Ventures. In September, the NCUC approved the transfer of certificates for the 480 MW Rowan County facility from CP&L to Progress Ventures, while the Richmond County assets will remain in CP&L's ownership.

         Progress Ventures announced in July that it is building a plant to include two 150 MW combustion turbine peaking generators at a site in DeSoto County, Fla., about 50 miles east of Sarasota. Plant capacity has been pre-sold to another utility. Environmental permits and zoning have been approved for the plant site, and construction is under way. The plant is expected to be complete in June 2002, to coincide with the start of the contract.

         At the year-end, Progress Ventures will have approximately 1,900 MW of unregulated generation in operation or under construction in the Carolinas, Georgia and Florida.

LINE OF BUSINESS/SEGMENT FINANCIAL INFORMATION

         UTILITIES

CP&L

         CP&L retail energy operations contributed earnings of $153.4 million for the quarter compared to $154.4 million for the same period last year. Factors contributing to this quarter's results were a significant slowdown in industrial sales, mild weather and higher O&M expenses over the third quarter of 2000 due primarily to the timing of planned nuclear plant outages.

         Total retail kWh sales for the quarter decreased 2.0 percent compared to the same period last year. Commercial sales increased 2.4 percent, while residential sales increased 2.3 percent. Industrial sales declined 9.1 percent for the quarter due primarily to continuing weakness in the textile, chemical and paper industries.

Florida Power

         The operations of Florida Power were included in Progress Energy's earnings subsequent to the acquisition date of November 30, 2000, and, therefore, are not reflected in the period ended September 30, 2000.

         Florida Power retail energy operations had earnings of $107.4 million for the quarter compared to $114.7 million for the same period last year. Factors contributing to this quarter's results were a significant slowdown in industrial sales and cooler than normal weather.

         Total retail kWh sales for the quarter decreased 2.4 percent compared to the same period last year. Commercial sales decreased 0.6 percent, while residential sales decreased 1.8 percent. Industrial sales declined 13.4 percent, mainly due to continued weakness in the phosphate industry.

NCNG

         North Carolina Natural Gas (NCNG) reported a loss of $3.2 million in the third quarter compared to net loss of $0.5 million in the same period last year. The decrease was due to reduced industrial sales, primarily in the textile industry.

         DIVERSIFIED BUSINESSES

Progress Ventures

         The Progress Ventures business unit recorded net income of $80.1 million in the third quarter compared to $35.1 million for the same period last year. The increase in earnings is primarily due to the inclusion of Florida Progress subsidiaries in the current quarter. Total synthetic fuel sales were 4.1 million tons for the quarter and
         10.3 million tons year-to-date. The company anticipates total synthetic fuel production of 12 to 13 million tons for the year.

Progress Telecom

         Progress Telecom, including CaroNet's operations, recorded revenues of $14.6 million for the quarter. Year-to-date revenues are $45 million compared to $31 million for the same period in 2000.

Progress Rail

         The operations of Progress Rail were included in Progress Energy's earnings subsequent to the acquisition date of November 30, 2000, and, therefore, are not reflected in the period ended September 30, 2000.

         Progress Rail reported revenues of $220.0 million and a net loss of $2.2 million for the quarter compared to revenues and net income of $250.2 million and $0.1 million in third quarter 2000. The decrease in net income was mainly due to the continued slowdown in rail service procurement by major railroads.

Other Diversified

         Due to the historical losses at SRS, which include a loss of $0.02 per share for the quarter, and the decline of the market value for technology companies, the company is assessing the recoverability of SRS's long-lived assets, which totaled approximately $43 million at September 30, 2001. The company expects to conclude the assessment in the fourth quarter.

         As of September 30, 2001, the company's cost basis investment in Interpath was approximately $150 million. Due to the overall conditions in the technology industry, and in the Application Service Provider segment in particular, the company has initiated a valuation study to help assess the recoverability of its investment in Interpath. The company expects to receive the results in the fourth quarter.

         The results of these assessments may require a writedown of a major portion of these assets.

         CORPORATE

         Corporate results include interest expense on holding company debt and goodwill amortization. The corporate operating loss was $0.28 for the quarter.

         NON-OPERATING ADJUSTMENTS ASSOCIATED WITH SYNTHETIC FUELS

Intra-period Tax Allocation

         With respect to the intra-period tax allocation effects, generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations' earnings lower Progress Energy's overall effective tax rate. The company's synthetic fuel operations' earnings are not subject to seasonal fluctuation to the extent the electric utility operations' earnings are. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect that projected tax rate. On the other hand, operating losses incurred to produce the tax credit are included in the current quarter. The resulting tax adjustment has increased earnings per share by $0.36 for the quarter and $0.13 for the year. These adjustments will reverse over the balance of the year, resulting in no impact to the company's annual earnings.

Contingent Value Obligation Mark-to-Market

         In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on the performance of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The payments, if any, are based on the net after-tax cash flows the facilities generate. The CVOs are debt instruments and thus are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The gain from the CVO mark-to-market was $0.08 per share for the third quarter and $0.04 for the year-to-date. Since the company does not have any control over the market price of the CVOs, it does not consider the mark-to-market adjustment a component of operating earnings.

                                     * * * *

Progress Energy (NYSE: PGN) is a Fortune 250 diversified holding company headquartered in Raleigh, N.C., with more than 20,000 megawatts of generation capacity and $7 billion in annual revenues. The company's diverse portfolio includes two major electric utility companies, CP&L and Florida Power, as well as NCNG, SRS, Progress Rail, Progress Telecom and an important new organization, Progress Ventures, which was created to manage fuel extraction, manufacturing and delivery; merchant generation; and energy marketing and trading. These companies serve 2.8 million customers across the Southeast, providing electricity, natural gas, energy services and broadband capacity. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com/.
-------------------------------

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that you should consider with respect to any forward-looking statement in this press release include, but are not limited to, actions in the financial markets, actions of regulatory agencies, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Key factors affecting the synthetic fuel plant investment that could have a direct bearing on the company's ability to meet these projections include cash flows derived from the synthetic fuel plants, market acceptance of synthetic fuel, competition from competing products, impacts of environmental regulations on potential buyers, income tax issues related to synthetic fuel tax credits and other factors. Other risk factors are detailed from time to time in the companies' SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.

                                      # # #

Contacts:

Investor Relations, Bob Drennan, 919.546.7474
Corporate Communications, Keith Poston, 919.546.6189 or toll-free 877.641.NEWS
(6397)

                              PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION

 STATEMENTS  OF  INCOME

                                                                   Three Months Ended               Nine Months Ended
                                                                      September 30                     September 30
 (In thousands except per share amounts)                          2001            2000             2001            2000
---------------------------------------------------------------------------------------------------------------------------
 Operating Revenues
   Electric                                                  $   1,879,934    $    919,547     $  5,077,928    $  2,474,847
   Natural gas                                                      51,671          75,645          258,820         223,093
   Diversified businesses                                          398,942          69,716        1,217,532         133,334
---------------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                   2,330,547       1,064,908        6,554,280       2,831,274

 Operating Expenses
   Fuel used in electric generation                                446,309         175,090        1,194,453         472,479
   Purchased power                                                 268,794          98,172          698,218         253,498
   Gas purchased for resale                                         36,282          62,736          203,060         166,471
   Other operation and maintenance                                 290,651         169,912          890,148         533,128
   Depreciation and amortization                                   268,475         137,183          849,395         411,903
   Taxes other than on income                                      105,125          39,884          298,716         112,729
   Diversified businesses                                          461,393         104,630        1,372,840         207,551
---------------------------------------------------------------------------------------------------------------------------
      Total Operating Expenses                                   1,877,029         787,607        5,506,830       2,157,759
---------------------------------------------------------------------------------------------------------------------------
 Operating Income                                                  453,518         277,301        1,047,450         673,515
---------------------------------------------------------------------------------------------------------------------------
 Other Income (Expense)
   Interest income                                                   3,018           2,686           20,132           7,997
   Other, net                                                       16,724         216,654            6,544         217,754
---------------------------------------------------------------------------------------------------------------------------
      Total Other Income (Expense)                                  19,742         219,340           26,676         225,751
---------------------------------------------------------------------------------------------------------------------------
 Income before Interest Charges and Income Taxes                   473,260         496,641        1,074,126         899,266
---------------------------------------------------------------------------------------------------------------------------
 Interest Charges
   Long-term debt                                                  152,505          50,703          435,011         155,625
   Other interest charges                                           15,061           5,092           89,713          14,373
   Allowance for borrowed funds used during construction            (4,206)         (4,728)          (9,559)        (15,657)
---------------------------------------------------------------------------------------------------------------------------

      Net Interest Charges                                         163,360          51,067          515,165         154,341
---------------------------------------------------------------------------------------------------------------------------
 Income before Income Taxes                                        309,900         445,574          558,961         744,925
 Income Taxes                                                      (56,543)        148,493          (73,187)        255,124
---------------------------------------------------------------------------------------------------------------------------
 Net Income                                                  $     366,443    $    297,081     $    632,148    $    489,801
===========================================================================================================================

 Average Common Shares Outstanding                                 205,866         153,324          201,925         153,230
 Basic Earnings per Common Share                             $        1.78    $       1.94     $       3.13    $       3.20
 Diluted Earnings per Common Share                           $        1.77    $       1.93     $       3.12    $       3.19
 Dividends Declared per Common Share                         $       0.530    $      0.515     $      1.590    $      1.545

===========================================================================================================================

 This financial information should be read in conjunction with the Company's 2000 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

Progress Energy, Inc.
BALANCE SHEETS                                                                          September 30          December 31
(In thousands)                                                                              2001                  2000
--------------------------------------------------------------------------------------------------------------------------
                                    ASSETS

Utility Plant
  Electric utility plant in service                                                     $ 18,955,425          $ 18,124,036
  Gas utility plant in service                                                               487,700               378,464
  Accumulated depreciation                                                                (9,948,848)           (9,350,172)
--------------------------------------------------------------------------------------------------------------------------
         Utility plant in service, net                                                     9,494,277             9,152,328
  Held for future use                                                                         15,380                16,302
  Construction work in progress                                                              917,158             1,043,376
  Nuclear fuel, net of amortization                                                          247,244               224,692
--------------------------------------------------------------------------------------------------------------------------
         Total Utility Plant, Net                                                         10,674,059            10,436,698
--------------------------------------------------------------------------------------------------------------------------

Current Assets
  Cash and cash equivalents                                                                  103,863               101,296
  Accounts receivable                                                                      1,139,800               925,911
  Taxes receivable                                                                            14,444                     -
  Inventory                                                                                  842,052               420,985
  Deferred fuel cost                                                                         189,871               217,806
  Prepayments                                                                                 32,878                50,040
  Assets Held for Sale, net                                                                    5,485               747,745
  Other current assets                                                                       177,371               192,347
--------------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                              2,505,764             2,656,130
--------------------------------------------------------------------------------------------------------------------------

Deferred Debits and Other Assets
  Income taxes recoverable through future rates                                              241,379               228,686
  Harris Plant deferred costs                                                                 35,661                44,813
  Unamortized debt expense                                                                    42,276                38,771
  Nuclear decommissioning trust funds                                                        811,055               811,998
  Diversified business property, net                                                       1,127,828               720,231
  Miscellaneous other property and investments                                               589,560               636,677
  Deferred purchased power contract termination costs                                        138,601               226,656
  Goodwill, net                                                                            3,751,088             3,652,429
  Other assets and deferred debits                                                           755,718               657,612
--------------------------------------------------------------------------------------------------------------------------
         Total Deferred Debits and Other Assets                                            7,493,166             7,017,873
--------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                                   $ 20,672,989          $ 20,110,701
==========================================================================================================================
                        CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock equity                                                                   $  6,203,097          $  5,424,201
  Preferred stock of subsidiary - redemption not required                                     92,831                92,831
  Long-term debt, net                                                                      8,627,029             5,890,099
--------------------------------------------------------------------------------------------------------------------------
         Total Capitalization                                                             14,922,957            11,407,131
--------------------------------------------------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                                                          719,483               184,037
  Accounts payable                                                                           715,925               828,568
  Taxes accrued                                                                                    -                   932
  Interest accrued                                                                           124,895               121,433
  Dividends declared                                                                         114,650               107,645
  Short-term Obligations                                                                     664,045             3,972,674
  Other current liabilities                                                                  613,308               447,370
--------------------------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                         2,952,306             5,662,659
--------------------------------------------------------------------------------------------------------------------------

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                        1,615,144             1,807,192
  Accumulated deferred investment tax credits                                                230,782               261,255
  Other liabilities and deferred credits                                                     951,800               972,464
--------------------------------------------------------------------------------------------------------------------------
         Total Deferred Credits and Other Liabilities                                      2,797,726             3,040,911
--------------------------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                                           $ 20,672,989          $ 20,110,701
==========================================================================================================================

SCHEDULES OF COMMON STOCK EQUITY
(In thousands)
  Common stock (without par value, authorized 500,000,000, issued and outstanding 218,739,274 and 206,089,047  shares,
                respectively)                                                           $  4,106,101          $  3,608,902
  Unearned ESOP common stock                                                                (114,914)             (127,211)
  Accumulated other comprehensive loss                                                       (37,609)                    -
  Retained earnings                                                                        2,249,519             1,942,510
--------------------------------------------------------------------------------------------------------------------------
         Total Common Stock Equity                                                      $  6,203,097          $  5,424,201
==========================================================================================================================